Exhibit 10.3

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

TOTAL NUTRACEUTICAL SOLUTIONS, INC.

TOTAL NUTRACEUTCAL SOLUTIONS, INC. (the “Corporation”), a corporation organized in the State of Nevada, DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Nevada Revised Statutes Section 78.195, the Amended and Restated Articles of Incorporation of the Corporation dated January 29, 2010, and the Amended and Restated Bylaws dated September 17, 2010, the Board of Directors, by resolutions adopted on May 26, 2011, duly determined that 350,000 of the authorized shares of Preferred Stock, $0.01 par value per share, of the Corporation shall be designated “Series A Preferred Stock,” and duly adopted a resolution providing for the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock, which resolution is as follows:

“RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issuance of up to 350,000 shares of Preferred Stock, $0.01 par value, of the Corporation, which shall be designated as “Series A Preferred Stock”  and shall have the following designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions:

1.           Definitions.

As used herein, the following terms shall have the following meanings:

(a)           “Board” shall mean the Board of Directors of the Corporation.

(b)           “Common Stock” shall mean the Corporation's common stock, par value $0.001 per share.

(c)           “Issuance Date” shall mean the date on which the first share of Series A Preferred Stock is issued.

(d)           “Junior Stock” shall mean, with respect to the Series A Preferred Stock, all other classes and series of equity securities of the Corporation now existing or hereafter created, which are junior, among other things, in right of payment of dividends or on liquidation to the Series A Preferred Stock.

(e)           “Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(f)           “Liquidation Preference” shall have the meaning given to such term in Section 5A.

(g)           “Preferred Stock” shall mean the Corporation’s preferred stock, par value $0.01 per share.

(h)           “Securities Act” shall mean the Securities Act of 1933, as amended.

2.  Rank.  In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank prior to the Common Stock.  The Series A Preferred Stock shall also rank prior to subsequent series of Preferred Stock.

3.  Dividends. Holders of outstanding Series A Preferred Stock are entitled to participate, out of funds legally available, dividends in cash, on the same basis as Common Stock, based on the number of shares of Common Stock into which such Series A Preferred Stock is then convertible.

4.  Voting Rights. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded to the nearest whole number) into which such share of Series A Preferred Stock is then convertible as provided in Section 6 and except as required by law, shall further entitle the holder thereof to vote on all matters as to which holders of Common Stock shall be entitled to vote (with the number of votes specified in this Section 4), together with such holders of Common Stock as one class and in the same manner and with the same effect as such holders of Common Stock.  However, the Series A Preferred Stock shall also entitle the holder to a class vote as provided by law and, so long as at least 50,000 shares of Preferred Stock are outstanding, a majority vote of Preferred Stock is required for: (i) the creation of any senior or pari passu security beyond the 350,000 shares of Series A, (ii) payment of dividends on Common Stock, (iii) repurchase of Common Stock except upon termination of employment, (iv) any transaction in which control of the Company is transferred, (v) an increase in the number of authorized shares of Preferred Stock, (vi) any adverse change to the rights, preferences and privileges of the Preferred Stock, (vii) any IRC Section 305 transaction, and (viii) an increase in the size of the Board of Directors.

5.  Liquidation Preference.

A.  Upon any Liquidation, and before any distribution or payment shall be made to the holders of any later series of Preferred Stock, or to Junior Stock, the holders of the shares of Series A Preferred Stock then outstanding shall be entitled to receive and be paid out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board (the “Liquidation Preference”) in an amount equal to the greater of (a) $5.00 per share (as adjusted pursuant to Section 6 below) or (b) the pro rata amount payable on an as if converted basis.  A merger, reorganization or other transaction in which control of the Corporation is transferred will be treated as a liquidation.

B.  After payment to the holders of the Series A Preferred Stock of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

C.  If, upon Liquidation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock then the holders of the Series A Preferred Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

D.  If liquidating distributions shall have been made in full to all holders of Series A Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the distribution of assets upon Liquidation according to their respective rights and preferences.

6.  Conversion Rights.  The holders of shares of Series A Preferred Stock shall have the following conversion rights:

A.  At Option of the Holder.  Subject to and in compliance with the provisions of this Section 6, any shares of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock.  Each share of Series A is convertible into one hundred shares of Common Stock (the “Conversion Ratio”, subject to the anti-dilution adjustments below) at any time at the option of the holder.

B.  Automatic Conversion.

(i)  Mandatory Conversion.   Upon the anniversary of a continuously effective registration statement for the Common Stock into which the Series A Preferred Stock is convertible into, or within thirty days following the (i) closing of an equity financing exceeding $5 million, (ii) conversion of 70% of the issued shares of Series A Preferred Stock, or (iii) approval by a majority of Series A Preferred shares outstanding, all outstanding shares of Series A Preferred Stock shall  be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to this Section 6 (subject to adjustment as provided in this Section 6) without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation or its transfer agent.

(ii)  Procedure Upon Mandatory Conversion.  Upon the effectiveness of the conversion of the Series A Preferred Stock specified in Section 6B(i) above (the date and time of such effectiveness being referred to as the “Mandatory Conversion Date”), the holders of shares of Series A Preferred Stock so converted shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock.  Thereupon, there shall be issued and delivered to each such holder a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock so surrendered were convertible on the Mandatory Conversion Date and cash, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Upon such Mandatory Conversion Date, the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.  The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are either delivered to the Corporation or any such transfer agent or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

C.  Adjustments to Conversion Ratio.

(i)  Adjustments for Stock Splits and Stock Dividends.   Proportional adjustments to the Conversion Ratio will be made for stock splits and stock dividends.

(i)  Adjustments for Dilutive Issuances of Common Stock.   The Conversion Ratio will be also be adjusted on a weighted average basis in the event of dilutive issuances, subject to the exceptions in Section 6C(iv).

(ii)  Adjustments for Issuance of Warrants, Options and Rights to Common Stock or Convertible Securities.  For the purposes of this Section 6C, the issuance, whether directly or indirectly, of any warrants, options, subscriptions, convertible notes or purchase rights with respect to shares of Common Stock and the issuance, whether directly or indirectly, of any securities convertible into or exercisable or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscriptions, convertible notes or purchase rights with respect to such convertible or exercisable or exchangeable securities (collectively, “Common Stock Equivalents”) shall be deemed an issuance at such time of Common Stock if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Conversion Ratio in effect at the time of such issuance.  Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises.  No adjustment of the Conversion Ratio shall be made under this Section 6C upon the issuance of any shares of Common Stock, which are issued pursuant to the exercise, conversion or exchange of Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of any such Common Stock Equivalents as above provided.

The “Net Consideration Per Share” received by the Corporation in respect of the issuance of any Common Stock Equivalents means the amount equal to the total amount of consideration, if any, received by the Corporation (or in the case of convertible notes, the aggregate amount of principal and interest converted) for the issuance of such Common Stock Equivalents plus the minimum amount of consideration, if any, payable to the Corporation upon purchase, exercise, conversion or exchange thereof, divided by the maximum aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were purchased, exercised, exchanged or converted.  The Net Consideration Per Share received by the Corporation shall be determined in each instance as of the date of issuance of any Common Stock Equivalents without giving effect to any possible future upward price adjustments or possible future upward rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(iii)  Decreases in Conversion Value; Expiration or Cancellation of Warrants, Options or Rights without Exercise.  Should the Net Consideration Per Share for any previously issued Common Stock Equivalents be decreased or increased from time to time for which an adjustment was made to the Conversion

Value, then, upon the effectiveness of each such change, the Conversion Value shall be adjusted to such Conversion Value as would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had any adjustments made to the Conversion Value since the date of issuance of such Common Stock Equivalents been made to the Conversion Value as adjusted pursuant to clause (1) immediately above.  Any adjustment of the Conversion Value which relates to the issuance of particular Common Stock Equivalents shall be disregarded if, as, and when all of such Common Stock Equivalents lapse, terminate, expire or are cancelled without being exercised, exchanged or converted, so that the Conversion Value effective immediately upon such lapse, termination, cancellation or expiration shall be equal to the Conversion Value in effect at the time of the issuance of the lapsed, terminated, expired or cancelled Common Stock Equivalents, with such additional adjustments as would have been made to the Conversion Value had the lapsed, terminated, expired or cancelled Common Stock Equivalents not been issued.

 (iv)  Exceptions to Adjustments For Dilutive Issuances.  This Section 6C shall not apply to the issuance of:

(1)  shares of capital stock granted or sold to directors, officers, employees, consultants or others providing services to the Corporation or any of its subsidiaries pursuant to any stock option plan, stock purchase plan, or other stock plan approved by the Board or otherwise;

(2)  shares of capital stock issued to investors at a price exceeding four hundred percent (400%) of the Conversion Ratio in effect at the time of such issuance

(3)  shares of capital stock issuable upon conversion or exercise of (A) any shares of Preferred Stock, whether or not outstanding as of the date hereof or (B) any Common Stock Equivalents outstanding as of the date hereof;

(4)  Common Stock Equivalents or shares of capital stock issued in connection with bona fide mergers, acquisitions or similar transactions; or

(5)  shares issued in any other transaction as to which the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have waived in writing any anti-dilution adjustment hereunder.

D.  Exercise of Conversion Privilege.  To exercise the conversion right set forth in Section 6B, a holder of shares of Series A Preferred Stock shall surrender the certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificates representing the shares of Series A Preferred Stock being converted, shall be deemed the “Conversion Date.”  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver certificates to each holder of shares of Series A Preferred Stock so converted, or on its written order, such certificates as it may request, for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 6, and cash as provided in Section 6E, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

E.  Cash in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series A Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series A Preferred Stock, the Corporation shall pay to the holder of shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock so converted at any one time by any holder thereof, and not upon each share of Series A Preferred Stock so converted.

F.  Partial Conversion.  In the event some but not all of the shares of Series A Preferred Stock represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

G.  Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

H.  No Reissuance of Series A Preferred Stock.  Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

I.  Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of any shares of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series A Preferred Stock which are being converted.

J.  Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares of Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7.  Miscellaneous.

(a)  The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series A Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(b)  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

The number of shares of Series A Preferred Stock is 350,000, none of which have been issued.

IN WITNESS WHEREOF, this Certificate of Designation has been signed by an authorized officer of the Corporation as of the date first written above.

Dated May 26, 2011
	By:	/s/ Marvin S. Hausman, M.D.
Name: Marvin S. Hausman, M.D.
Title: President, CEO, Acting CFO